EXHIBIT 99.2
Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's first quarter 2012 results, followed by our current guidance for the second quarter and full year 2012.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

I would also like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

Finally, we may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is available in our press release issued after the market close today.  This press release can be found on our website at www.kenexa.com.

I'll now turn the call over to Rudy Karsan.

Rudy Karsan

Thanks Don. And thanks to all of you for joining us on this call.  We are excited to review our first quarter results, which were above our guidance from a revenue and profitability perspective and which represented a great start to 2012.

The clear highlight of the quarter was the strong validation of Kenexa’s software-as-a-service platform as best-in-class in the market place.  Last year we spoke to the fact that Kenexa won the three largest talent management deals during the year – each of these were for a combination of our technology and RPO.  During the first quarter, we won a number of multi-million dollar deals that I will detail later, and each of these were head to head wins based on the strength and differentiation of our SaaS offering.

As Don will relay in a moment, we are increasing our guidance for 2012 based on the strength of our first quarter results and the on-going momentum of our business.  As we look ahead, we believe that Kenexa is well positioned to realize continued market share gains.  We increasingly see HR organizations seeking a holistic solution to address their challenges, and our highly differentiated product offerings and unparalleled content and domain expertise are resonating in the market.

Taking a look at our summary results for the first quarter, total non-GAAP revenue was $80.1 million, above our guidance and representing a year-over-year increase of 27%. We saw a strong performance across all aspects of our business: software, content and services.  From a profitability perspective, non-GAAP operating income was $6.8 million and non-GAAP net income available to common shareholders was $0.19 per diluted share, both of which exceeded our guidance.

From a macro perspective, we continue to see healthy demand in the market place, and we have a strong pipeline of opportunities across all areas of our business.  We believe that Kenexa is very well positioned to capitalize on this demand – due to the differentiation of our value proposition first and foremost, in addition to the changes occurring in the competitive landscape.

Let me spend a few minutes describing several exciting customer wins that we closed during the first quarter.  These wins highlight our market share gains, as well as the best-in-class nature of our SaaS platform.

First was the recent announcement that Kenexa was awarded a 10-year, multi-million dollar contract by the United Kingdom Ministry of Defense to deliver the Recruitment Partnering Project, or RPP.  As part of this transformational project, Kenexa will deliver our applicant tracking system and assessment solutions to Capita plc, who is the lead services provider on the deployment.  Kenexa’s technology platform will ultimately underpin recruitment for the Royal Navy, Army and Royal Air Force.  We are excited and honored to work with the MOD on this project and look forward to working with them and Capita for many years to come.

In addition to the MOD win, we also signed three Fortune 50 customers during the first quarter - CVS Caremark, Home Depot and The Boeing Company.  There are several similarities between these deals and the MOD win that I just described:
-	each is a multi-million dollar engagement
-	each was based on the strength of our technology alone,
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and each was for multiple solutions, with the core solution being our applicant tracking system, and complementary solutions including our assessments, competencies, interviewing and onboarding modules.

As you might expect, there is a significant level of competition when Fortune 50 companies are selecting a strategic talent management vendor to drive their HR strategy for years ahead.  We not only beat the incumbent ERP providers, we also beat all of the usual software pure plays in each of these technology driven deal opportunities.  In fact, in one situation, once the ERP provider realized they were out of the running, they assisted the company they were acquiring to try to beat Kenexa, and we prevailed against that attempt as well.

There are a few reasons that we believe Kenexa continues to gain market share and win the most important deals in the talent management market:

First, our SaaS offerings are increasingly being recognized as superior in the marketplace, particularly following the release of our 2x platform. We have unparalleled breadth and depth of solutions in our recruiting suite, and we offer a full end-to-end technology solution that covers the entire lifecycle of the HR process, including recruitment, onboarding, compensation management, learning, and performance management to name a few.

Even if we hold our proprietary content and services to the side, we increasingly hear from customers that our technology solutions are superior to pure-play SaaS competitors. We see evidence supporting this not only from the three Fortune 50 deals I previously discussed, but also from significant international deals with the likes of Huawei, a global 500 Chinese company.  These leading global companies selected our SaaS platform during the first quarter because it has superior security, scalability, functional completeness and innovative capabilities.  This is a result of the continued, significant investments we’ve made in R&D over the past few years and further validates our strategy of gradually expanding operating margins rather than a shorter-term focus of otherwise racing back to our target model.

Secondly, in addition to having very strong technology, Kenexa is the only vendor that delivers a truly complete value proposition that includes best-in-class software, content and services.  Customers are looking for solutions to a business problem.  At Kenexa, we consider ourselves to be in the business of helping companies to transform their HR organization into a competitive advantage, and we do so through the appropriate combination of solutions across our end-to-end value proposition.    We believe this differentiated approach is driving our market share gains.

When you can combine SaaS functionality that is viewed as best in class with 25 years of domain expertise in human resources and experts who actually understand how HR departments are run, you have a complete, end-to-end offering that is difficult to beat.  We see a significant opportunity in software sales cycles to drive this point home and our results clearly show that our message is resonating with customers.

The large customers that I highlighted contributed to over 70 new preferred partner customers in the quarter, which is up from over 50 in the first quarter of 2011.  The continued expansion in our customer base also provides Kenexa with a growing opportunity to expand our offerings to our existing customer base.  To that point, our P-cubed metric, which measures the average annual revenue from our top 80 customers, was greater than $1.8 million for the first quarter, which was an improvement from $1.6 million at the end of 2011 and $1.4 million in the year-ago period.

Before closing, it is worth commenting on the fact that since we last spoke, the competitive environment has undergone another meaningful change with Oracle announcing the acquisition of Taleo.  We believe this transaction, along with SAP’s acquisition of SuccessFactors, is positive for Kenexa due to the following reasons:

First, these acquisitions validate that the talent management market is a growing, multi-billion dollar market opportunity.

Second, the reasons that we were gaining market share prior to these acquisitions are still the same today – we have a highly differentiated value proposition as we are the only market leader that combines best-in-class software with unparalleled content, services and domain expertise.

Third, Kenexa is now the largest talent management vendor in the world that is focused on dedicating 100% of our resources to addressing the challenges faced by human resources professionals. We believe this means a lot to customers, and it did in some of the deal opportunities referenced earlier in my remarks.

Fourth, Kenexa is a completely agnostic technology provider that integrates seamlessly with all back-end and data solutions a customer may be running.  We sell to the human resources buyer and they are never confused about where our loyalty lies. We have seen early, promising signs that this agnostic approach will help us win and will also make Kenexa the go-to talent management provider for other software companies to partner with.

In summary, we are off to a fantastic start in 2012. We believe that Kenexa is as strong from a product and competitive standpoint as we have ever been.  We expect to deliver strong growth and expanding profitability going forward, even as we invest to take advantage of the growth opportunities ahead of us.

We have shared in the past that we believed the talent management market would support several very large companies – in the billion dollar plus category.  We believe Kenexa’s position continues to improve to become one of those ultimate winners.

With that, let me turn the call back over to Don to review our first quarter financials and to update you on our guidance for 2012.

Don?

Don Volk - Kenexa - CFO

 Thanks Rudy. I’ll begin by reviewing our first quarter results, starting with the P&L.

On a GAAP-basis, our total revenue for the first quarter was $77.8 million. Excluding the deferred revenue write down of purchase accounting related to certain acquisitions, total non-GAAP revenue was $80.1 million, which exceeded our guidance of $78-$79 million and represented a 27% increase compared to the first quarter of 2011.

Non-GAAP subscription revenue was $57.6 million, an increase of 17% compared to last year, and it represented 72% of our total first quarter revenue. Services and other revenue was $22.5 million, up 63% compared to last year and representing the remaining 28% of our total first quarter non-GAAP revenue.

The growth in our other revenue continues to be driven by the momentum in our RPO business. We generated approximately $20 million in RPO revenue in the first quarter, which was up 49% from the year ago period. The strength of our RPO business is further evidenced by the fact that its revenue was roughly flat sequentially even though one of our larger RPO customers brought their recruiting function back in-house after a transition in leadership, as we discussed on our last call.

Looking at our revenue from a geographic perspective, our non-GAAP revenue mix of domestic versus international revenue was 75/25%, versus 76/24 in the first quarter of 2011. During the quarter currency positively impacted our total revenue by approximately $200,000.

Our renewal rates across our suite of solutions continued to approach the 90% range, consistent with recent quarters.

Turning to profitability, we’ll be providing non-GAAP measures for each first quarter 2012 expense category, which excludes , $1.9 million of share-based compensation expense associated with FAS 123R, $5.4 million of amortization of acquired intangibles, and $0.3 million of fees related to acquisitions and also includes the previously mentioned $2.3 million in deferred revenue write down.. Comparisons will be made using the non-GAAP results for both periods.

Non-GAAP gross margin was 60% for the first quarter, consistent with last quarter and compared to 63% in the year-ago period. Our non-GAAP gross margins have been in the lower 60% range in recent quarters due to the strong growth in our other revenue, which has largely been driven by our RPO business - including the ramp of several large programs that we announced last year.  Other things being equal, we expect that we will see gross margins begin to expand from current levels in the back half of the year as we move beyond the early implementation phase in these programs.

Looking at operating expenses, non-GAAP operating expenses were $41.1 million.  As expected, this was up seasonally from $37.5 million in the fourth quarter of 2011, and it is up 18% from $34.7 million in the year-ago period.

Non-GAAP income from operations of $6.8 million was above our guidance of $6.1 to $6.5 million. This represented a 8.5% non-GAAP operating margin, which is a slight increase from an 8% operating margin a year-ago.  Non-GAAP income from operations increased 36% compared to the year-ago period, which led to non-GAAP diluted EPS of $0.19 for the first quarter of 2012, which exceeded our guidance of $0.15 to $0.17.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP:
•	Cost of revenue, $32.3 million
•	Sales and marketing, $17.5 million
•	R&D, $6.4 million, and
•	G&A, $14.1 million

For the first quarter, GAAP loss from operations was $3.0 million. Net loss allocable to common shareholders was $2.5 million, resulting in $0.09 GAAP net loss per share. The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-K filed with the SEC.

Turning to our balance sheet, we had cash, cash equivalents and investments of $83.0 million at March 31, 2012, which compares to $129 million at the end of 2011.  The decrease in cash was primarily a result of the $41.1 million paid for the acquisition of OutStart.

From a cash flow perspective, we generated cash from operations of $1.7 million during the quarter, compared to $600 thousand in the year-ago period.  As a reminder, our first quarter is typically weaker from a cash flow perspective due to payout of prior year incentive compensation; in addition to the fact the first quarter is seasonally lower from a profitability perspective.

Free cash flow was negative $5.4 million for the first quarter of 2012, compared to negative $6.0 million in the year-ago period.

For the full year 2012, we continue to expect to generate strong cash flow, just as we generated record cash flow in 2011 following a slower seasonal first quarter performance.  We are currently targeting free cash flow of approximately $40 million.   This would be up from $31.8 million in free cash flow for the full year 2011.

Our accounts receivable DSO was 70 days at the end of the first quarter compared to 76 days in the year-ago period.

Deferred revenue at quarter end was $96.6 million, an 18% increase from $82.2 million in the year-ago period.

I’d now like to turn to guidance, starting with the second quarter.

Turning to second quarter guidance, we are targeting GAAP revenue of $84 million to $86 million, and non-GAAP revenue in the range of $86 million to $88 million, an increase of 21% to 23% on a year-over-year basis.  It also represents a solid, 7% to 10% sequential increase from the first quarter of 2012, driven largely by the recognition of revenue associated with strong technology sales from recent quarters.

We are targeting second quarter non-GAAP operating income of $8.3 million to $8.7 million. Assuming a
20% effective tax rate for reporting purposes and 28.3 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.22 to $0.23 for the second quarter.

For the full year 2012, we are raising our guidance to reflect our strong first quarter results as well as the ongoing momentum of our business. We expect total GAAP revenue to be $348 million to $358 million, and after adding back the deferred revenue write-down associated with certain acquisitions, non-GAAP revenue in a range of $355 million to $365 million. This is an increase from our initial 2012 non-GAAP revenue guidance of $352-$362 million, and represents year-over-year growth of 22% to 25%.

We are increasing our full year non-GAAP operating income guidance to $37 million to $41 million, an increase from our initial guidance of $36 million to $40 million. At the midpoint of our new range we are targeting non-GAAP operating margin of 10.8%, a modest increase from 2011’s levels of 10.2%. This assumes continued investments in our growth initiatives, which we believe is appropriate given our opportunities for growth and increasingly attractive competitive positioning in the marketplace.

Assuming a 20% non-GAAP tax rate for reporting purposes rate and 28.6 million shares outstanding, we are now targeting full year 2012 non-GAAP net income per diluted share in a range of $0.98  to $1.09, up from our initial guidance of $0.95-$1.07.

In summary, we are pleased with our performance during the first quarter and believe we will see continued momentum in the business over the course of 2012. We have a differentiated value proposition that is increasingly being embraced by customers and we expect to be one of the long-term winners in the multi-billion dollar talent management industry.

We'd now like to turn it over to the Operator to begin the Q&A session.